Exhibit 5.1
[Sheppard, Mullin, Richter & Hampton LLP Letterhead]
December 6, 2005
ARTISTdirect, Inc.
10900 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
Re: Registration Statement on Form S-B2
Ladies and Gentlemen:
     We have acted as special counsel to ARTISTdirect, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-B2 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the offering for resale of up to an aggregate of 37,547,355 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), by the selling stockholders named therein (the “Selling Stockholders”), including:
     ·     up to 20,297,097 shares of Common Stock that may be issued upon conversion of promissory notes (the “Promissory Notes”) issued by the Company to certain of the Selling Stockholders (the “Note Shares”);
     ·     up to 1,830,429 shares of Common Stock that may be issued as interest shares by the Company to certain of the Selling Stockholders in accordance with the terms of the Promissory Notes (the “Interest Shares”);
     ·     up to 6,801,209 shares of Common Stock that may be issued upon exercise of warrants (the “Warrants”) issued by the Company to the Selling Stockholders (the “Warrant Shares”); and
     ·     up to an additional 8,618,620 shares of Common Stock that may be issued upon conversion of the Promissory Notes and the exercise of the Warrants pursuant to the anti-dilution provisions of those documents (the “Additional Shares” and together with the Note Shares, the Interest Shares and the Warrant Shares, the “Shares”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-B.
     In connection with this opinion, we have reviewed the Registration Statement, the Promissory Notes, the Warrants, the Company’s charter documents, resolutions adopted by the Board of Directors of the Company on July 22, 2005 and July 28, 2005, resolutions adopted by the stockholders of the Company on August 2, 2005, certificates of government officials and such other documents, records, certificates, memoranda and other instruments as we have deemed necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.
     Based on the foregoing review, and in reliance thereon, we are of the opinion that, the Shares, when issued and sold in accordance with the terms of the Promissory Notes and Warrants, as applicable, will be validly issued, fully paid and nonassessable.
     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the “Legal Matters” portion of the prospectus included in the Registration Statement.
     We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.
     This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,
/s/ Sheppard, Mullin, Richter & Hampton
LLP